Exhibit (j)(3)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 123 to Registration Statement No. 002-41839 on Form N-1A of our report dated November 26, 2008 relating to the financial statements and financial highlights of Fidelity Fixed-Income Trust, including Fidelity Strategic Real Return Fund, appearing in the Annual Report on Form N-CSR of Fidelity Fixed-Income Trust for the year ended September 30, 2008, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 13, 2009